Exhibit 99.1
Media Contacts:
For Korn/Ferry: Andrew Nicolls, + 44 207 786 4881, andrewn@penrose.co.uk
For Korn/Ferry: Sue Matthews, + 44 207 786 4822, suem@penrose.co.uk
For Whitehead Mann: Richard Evans, + 44 207 630 1411, REvans@TheCommunicationGroup.co.uk
KORN/FERRY AGREES TO ACQUIRE WHITEHEAD MANN PARTNERSHIP
Combined Firm to Further Extend Korn/Ferry’s European Presence and Depth of Offerings
LOS ANGELES, June 11, 2009 – Korn/Ferry International (NYSE:KFY), a premier global provider of talent management solutions, today announced that it has acquired London based Whitehead Mann, a leading international talent management firm known for its CEO and board relationships and strong roster of clients throughout Europe. Financial terms of the transaction were not disclosed.
The acquisition, which creates the leading executive search firm in the United Kingdom and France, brings together two firms with more than 80 years of operating and talent management experience.
“The combination of Korn/Ferry and Whitehead Mann represents a marriage between two of the industry’s most preeminent executive search and leadership firms,” said Gary D. Burnison, CEO of Korn/Ferry International. “The strategic alignment of our firms brings together a more comprehensive, diversified organization that will deliver unmatched capabilities and further extend our brand throughout the world.”
Piers Marmion, CEO and co-managing partner of Whitehead Mann will join Korn/Ferry as chairman of EMEA.
“Whitehead Mann and Korn/Ferry are both leading brands closely aligned in practice areas, markets and our overall strategic approach to working with clients,” said Piers Marmion, Whitehead Mann CEO. “This merger will extend our collective capabilities, build on our shared strengths and create more opportunities with clients who will benefit from our unparalleled, combined expertise.”
About Whitehead Mann
Whitehead Mann’s client roster includes 90 of Europe’s top 200 companies, mostly in the FTSE 100 and Fortune 500 with an equal emphasis on the boards of high-growth, frequently private-equity, sponsored businesses. Whitehead Mann has regional hubs in the Middle East, Europe and Asia and by building deep integrated relationships with clients internationally, it also delivers searches in Africa, India, Australia and North America.

About Korn/Ferry International
Korn/Ferry International, with a presence throughout the Americas, Asia Pacific, Europe, the Middle East and Africa, is a premier global provider of talent management solutions. Based in Los Angeles, the firm delivers an array of solutions that help clients to attract, develop, retain and sustain their talent. Visit www.kornferry.com for more information on the Korn/Ferry International family of companies, and www.kornferryinstitute.com for thought leadership, intellectual property and research.
Forward Looking Statements
Statements in this press release that relate to future results and events (“forward-looking statements”) are based on Korn/Ferry’s current expectations. Readers are cautioned not to place undue reliance on such statements. Actual results may differ materially from those currently expected or desired because of a number of risks and uncertainties that are beyond the control of Korn/Ferry. The potential risks and uncertainties relate to the integration of Whitehead Mann’s operations into Korn/Ferry’s as well competition, exchange rates, the maintenance of client relationships and global economic conditions and developments. For a detailed description of additional risks and uncertainties that could affect Korn/Ferry’s business, please refer to Korn/Ferry’s periodic filings with the Securities and Exchange Commission. Korn/Ferry disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.